UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Steel Dynamics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 11, 2023

Steel Dynamics, Inc. is filing the additional material contained in this Schedule 14A supplement with the Securities and Exchange Commission in connection with the solicitation of proxies for the upcoming 2023 Annual Meeting of Stockholders to be held on May 11, 2023.

Dear Shareholders,

We wanted to provide additional information for your consideration. Our Board of Directors values diversity of background, experience, expertise, gender, race, and ethnicity, among other areas, in order to optimize benefits to the senior leadership team and ultimately to everyone impacted by our business. In order to help ensure that broad director searches are adhered to, the Corporate Governance and Nominating Committee adopted a formal requirement in our Corporate Governance Policies to include in each search for director nominees, candidates who reflect diverse backgrounds, including diversity of gender, race, and ethnicity. Of our current ten director nominees, we have two female director nominees and two additional ethnically diverse director nominees.

More specifically, in the current ongoing new director search that was initiated by the Corporate Governance and Nominating Committee in the second half of 2022 — the Committee required each considered candidate to self-identify as female. The search is ongoing. The Committee and the Board are committed to gender, racial, and ethnic diversity within its membership and throughout the company and its leadership.

The Corporate Governance and Nominating Committee and the Board are taking an intentional and thoughtful approach toward increased director diversity, within the context of both Board continuity and director refreshment. Given this strong commitment, we encourage you to support all director nominees for election at our 2023 Annual Meeting of Stockholders, as outlined in Proposal #1 in the Steel Dynamics 2023 proxy statement.

Respectfully,

Mark D. Millett

Chairman of the Board

For any investors wishing to speak with the company, please contact Theresa E. Wagler, Executive Vice President, Chief Financial Officer, and Corporate Secretary of Steel Dynamics, Inc., at Theresa.wagler@steeldyanmics.com, via phone at 260.969.3500, or via post at the address below.